SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             AMENDMENT NO. 2 (FINAL)
                                       to
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                          Healthdyne Technologies, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    422206102
                                 (CUSIP Number)


                             Abbe L. Dienstag, Esq.
                        Kramer, Levin, Naftalis & Frankel
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                  August 5, 1997
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|


                               Page 1 of 12 pages

                                  SCHEDULE 13D

CUSIP No. 422206102                                           Page 2 of 12 Pages
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN & CO., L.P.                               13-3321472

--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) |_|

                                                           (b) SEE ITEM 5

--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      SOURCE OF FUNDS

                  WC

--------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                |_|

--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------
                               7)     SOLE VOTING POWER
                                      Not Applicable
        NUMBER
        OF                     8)     SHARED VOTING POWER
        SHARES                        465,000 (See Item 5)
        BENEFICIALLY
        OWNED BY               9)     SOLE DISPOSITIVE POWER
        EACH                          Not Applicable
        REPORTING
        PERSON                 10)    SHARED DISPOSITIVE POWER
        WITH                          465,000 (See Item 5)

--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON 465,000 (See Item 5)

--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |_|

--------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.6% (See Item 5)

--------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON
                  PN

                                  SCHEDULE 13D

CUSIP No. 422206102                                           Page 3 of 12 Pages
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN FOCUS FUND L.P.                           13-3746015

--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                  (b) SEE ITEM 5

--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      SOURCE OF FUNDS

                  WC

--------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                |_|

--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------
                               7)     SOLE VOTING POWER
                                      Not Applicable
        NUMBER
        OF                     8)     SHARED VOTING POWER
        SHARES                        92,500 (See Item 5)
        BENEFICIALLY
        OWNED BY               9)     SOLE DISPOSITIVE POWER
        EACH                          Not Applicable
        REPORTING
        PERSON                 10)    SHARED DISPOSITIVE POWER
        WITH                          92,500 (See Item 5)

--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON 92,500 (See Item 5)

--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |_|

--------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .7% (See Item 5)

--------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON
                  PN

                                  SCHEDULE 13D

CUSIP No. 422206102                                           Page 4 of 12 Pages
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN INTERNATIONAL LIMITED

--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) |_|

                                                               (b) SEE ITEM 5

--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      SOURCE OF FUNDS

                  WC

--------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                |_|

--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  BRITISH VIRGIN ISLANDS

--------------------------------------------------------------------------------
                               7)     SOLE VOTING POWER
                                      Not Applicable
        NUMBER
        OF                     8)     SHARED VOTING POWER
        SHARES                        79,000 (See Item 5)
        BENEFICIALLY
        OWNED BY               9)     SOLE DISPOSITIVE POWER
        EACH                          Not Applicable
        REPORTING
        PERSON                 10)    SHARED DISPOSITIVE POWER
        WITH                          79,000 (See Item 5)

--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON 79,000 (See Item 5)

--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |_|

--------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .6% (See Item 5)

--------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON
                  CO

                                  SCHEDULE 13D

CUSIP No. 422206102                                           Page 5 of 12 Pages
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN PARTNERS, L.P.                            13-3544838

--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                  (b) SEE ITEM 5

--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      SOURCE OF FUNDS

                  AF

--------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                |_|

--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------
                               7)     SOLE VOTING POWER
                                      Not Applicable
        NUMBER
        OF                     8)     SHARED VOTING POWER
        SHARES                        557,500 (See Item 5)
        BENEFICIALLY
        OWNED BY               9)     SOLE DISPOSITIVE POWER
        EACH                          Not Applicable
        REPORTING
        PERSON                 10)    SHARED DISPOSITIVE POWER
        WITH                          557,500 (See Item 5)

--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON 557,500 (See Item 5)

--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |_|

13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        4.4% (See Item 5)

14)     TYPE OF REPORTING PERSON
                  PN

                                  SCHEDULE 13D

CUSIP No. 422206102                                           Page 6 of 12 Pages
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN PARTNERS INC.                             13-3537972

--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |_|

                                                              (b) SEE ITEM 5

--------------------------------------------------------------------------------
3)      SEC USE ONLY

4)      SOURCE OF FUNDS

                  AF

5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                |_|

--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------
                               7)     SOLE VOTING POWER
                                      Not Applicable
        NUMBER
        OF                     8)     SHARED VOTING POWER
        SHARES                        636,500 (See Item 5)
        BENEFICIALLY
        OWNED BY               9)     SOLE DISPOSITIVE POWER
        EACH                          Not Applicable
        REPORTING
        PERSON                 10)    SHARED DISPOSITIVE POWER
        WITH                          636,500 (See Item 5)

--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON 636,500 (See Item 5)

--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |_|

--------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        4.99% (See Item 5)

--------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON
                  CO

                                  SCHEDULE 13D

CUSIP No. 422206102                                           Page 7 of 12 Pages
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  MARK DICKSTEIN

--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|

                                                             (b) SEE ITEM 5

--------------------------------------------------------------------------------
3)      SEC USE ONLY

--------------------------------------------------------------------------------
4)      SOURCE OF FUNDS

                  AF

--------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                |_|

--------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               7)     SOLE VOTING POWER
                                      Not Applicable
        NUMBER
        OF                     8)     SHARED VOTING POWER
        SHARES                        636,500 (See Item 5)
        BENEFICIALLY
        OWNED BY               9)     SOLE DISPOSITIVE POWER
        EACH                          Not Applicable
        REPORTING
        PERSON                 10)    SHARED DISPOSITIVE POWER
        WITH                          636,500 (See Item 5)

--------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON 636,500 (See Item 5)

--------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                |_|

--------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        4.99% (See Item 5)

--------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON
                  IN

                     Amendment No. 2 (Final) to Schedule 13D


         This statement amends the Schedule 13D, dated June 26, 1997, (the "Schedule 13D") as amended by Amendment No. 1 dated July 28, 1997 filed by Dickstein & Co., L.P. ("Dickstein & Co."), Dickstein Focus Fund L.P. ("Dickstein Focus"), Dickstein International Limited ("Dickstein International"), Dickstein Partners, L.P. ("Dickstein Partners"), Dickstein Partners Inc. ("Dickstein Inc.") and Mark Dickstein with respect to the Common Stock, $.01 par value (the "Common Stock") of Healthdyne Technologies, Inc., a Georgia corporation (the "Company"). Notwithstanding this Amendment No. 2, the Schedule 13D speaks as of its date. Capitalized terms used without definition have the meanings ascribed to them in the Schedule 13D.

I. ITEM 3 OF THE SCHEDULE 13D, "SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION" IS AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS:

         "The shares of Common Stock reported to be owned by Dickstein & Co., Dickstein Focus and Dickstein International were acquired in the open market. Giving effect to certain purchases and sales of the Common Stock made by each such entity, the total cost of the reported shares by Dickstein & Co., Dickstein Focus and Dickstein International was $6,487,838, $1,413,573 and $1,100,561, respectively. Such costs were funded out of working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business."

II. ITEMS 5(A), 5(C) AND 5(E) OF THE SCHEDULE 13D, "INTEREST IN SECURITIES OF THE ISSUER," IS AMENDED AND RESTATED AS FOLLOWS:

         "(a) The Reporting Persons beneficially own an aggregate of 636,500 shares of Common Stock, representing approximately 4.99% of the Common Stock outstanding. Dickstein & Co. owns 465,000 of such shares, representing approximately 3.6% of the Common Stock outstanding, Dickstein Focus owns 92,500 of such shares, representing approximately .7% of the Common Stock outstanding and Dickstein International beneficially owns 79,000 of such shares, representing approximately .6% of the Common Stock outstanding.(1)

(1) Percentages are based upon 12,741,408 shares of Common Stock reported outstanding as of May 1, 1997 in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

         (c) Except for the transactions set forth on Schedule II annexed hereto, Schedule II to Amendment No. 1 to Schedule 13D dated July 28, 1997 and on Schedule II to the Schedule 13D, none of the persons identified in Item 2 has effected any transactions in the Common Stock during the past 60 days. All such transactions were effected in the open market.

         (e) The Reporting Persons ceased to be the beneficial owner of more than 5% of the Common Stock on August 5, 1997. Accordingly, the Reporting Persons no longer have a reporting obligation under Section 13(d) of the Exchange Act with respect to the Common Stock, and the Reporting Persons intend not to further amend their report on Schedule 13D to reflect changes in the facts set forth herein which may occur after the date hereof."

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date:  August 6, 1997

                                      DICKSTEIN & CO., L.P.

                                      By:      Alan Cooper, as Vice President
                                               of Dickstein Partners Inc.,
                                               the general partner of
                                               Dickstein Partners, L.P., the
                                               general partner of Dickstein &
                                               Co., L.P.

                                      /s/ Alan Cooper
                                      ---------------
                                      Name:  Alan Cooper

                                      DICKSTEIN FOCUS FUND L.P.

                                      By:      Alan Cooper, as Vice President
                                               of Dickstein Partners Inc.,
                                               the general partner of
                                               Partners, L.P., the general
                                               partner of Dickstein Focus
                                               Fund L.P.

                                      /s/ Alan Cooper
                                      ---------------
                                      Name:  Alan Cooper

                                      DICKSTEIN INTERNATIONAL LIMITED

                                      By:      Alan Cooper, as Vice President
                                               of Dickstein Partners Inc.,
                                               the agent of Dickstein
                                               International Limited

                                      /s/ Alan Cooper
                                      ---------------
                                      Name:  Alan Cooper

                                      DICKSTEIN PARTNERS, L.P.

                                      By:      Alan Cooper, as Vice President
                                               of Dickstein Partners Inc.,
                                               the general partner of
                                               Dickstein Partners, L.P.

                                      /s/ Alan Cooper
                                      ---------------
                                      Name:  Alan Cooper

                                       DICKSTEIN PARTNERS INC.

                                       By:      Alan Cooper, as Vice President

                                       /s/ Alan Cooper
                                       ---------------
                                       Name:  Alan Cooper

                                       /s/ Mark Dickstein
                                       ------------------
                                       Mark Dickstein
                                       Vice President of Dickstein Inc.

                                   SCHEDULE II

                             TRANSACTIONS IN COMMON
                                    STOCK OF
                          HEALTHDYNE TECHNOLOGIES, INC.



Shares Sold by Dickstein & Co., L.P.
------------------------------------

                         Number of
                          Shares              Price per                                                 Total
Date                       Sold                 share                Commission                       Proceeds
----                       ----                 -----                ----------                       --------

7/29/97                    15,200             16.500                   15.00                         250,776.64
7/30/97                    16,000             16.625                   15.00                         265,976.13
7/31/97                    20,000             16.965                   15.00                         339,273.69
8/5/97                     15,000             16.750                  135.00                         251,106.63



Shares Sold by Dickstein International Limited
----------------------------------------------

                         Number of
                          Shares              Price per                                                 Total
Date                       Sold                 share                Commission                       Proceeds
----                       ----                 -----                ----------                       --------

7/29/97                     2,600             16.500                   15.00                          42,883.57
7/30/97                     1,400             16.625                   15.00                          23,259.22
7/31/97                     3,500             16.965                   15.00                          59,360.52
8/5/97                      2,500             16.750                   90.00                          41,783.60



Shares Sold by Dickstein Focus Fund L.P.
----------------------------------------

                         Number of
                          Shares              Price per                                                 Total
Date                       Sold                 share                Commission                       Proceeds
----                       ----                 -----                ----------                       --------

7/29/97                     3,100             16.500                   15.00                          51,133.30
7/30/97                     2,400             16.625                   15.00                          39,883.67
7/31/97                     4,000             16.965                   15.00                          67,842.74
8/5/97                      3,500             16.750                  120.00                          58,503.05


                                     - 10 -